Exhibit 21.1

SUBSIDIARIES OF ION GEOPHYSICAL CORPORATION

Subsidiary	Jurisdiction
Concept Systems Holdings Limited	Scotland
Concept Systems Limited	Scotland
Global Charter S.A.	Argentina
GMG/AXIS, Inc.	Delaware
GX Technology Canada, Ltd.	Canada
GX Technology Corporation	Texas
GX Technology de Venezuela C.A.	Venezuela
GX Technology EAME. Limited.	UK
GX Technology Sismica Brasil Ltda.	Brazil
GX Technology Trinidad, Ltd.	West Indies
HGS (India) Ltd.	India
I/O Cayman Islands, Ltd.	Cayman Islands
I/O China Holdings, Limited	Hong Kong
I/O Exploration Products (U.K.), Inc.	Delaware
I/O Exploration Products (U.S.A.), Inc.	Delaware
I/O International Holdings, Ltd.	Cayman Islands
I/O International, Ltd.	Cayman Islands
I/O Luxembourg S.a.r.l.	Luxembourg
I/O Marine Systems Limited	UK
I/O Marine Systems, Inc.	Louisiana
I/O Nevada, LLC	Delaware
I/O Services CIS, LLC	Russia
I/O Texas, LP	Delaware
I/O U.K. Holdings Limited	Scotland
I/O U.K., LTD.	UK
“Inco” Industrial Components ‘s-Gravenhage B.V.	Netherlands
Input/Output Canada, Ltd.	Canada
IPOP Management, Inc.	Delaware
Sensor Nederland B.V.	Netherlands